Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Friday, October 2, 2009

Gannett Co., Inc. Announces Completion of $500 Million Offering of Senior Notes

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced the successful completion of its previously announced private placement offering of $250 million aggregate principal amount of its 8.750% Senior Notes due 2014 and $250 million aggregate principal amount of its 9.375% Senior Notes due 2017.

The Company intends to use the net proceeds from the offering to repay borrowings outstanding under its revolving credit facilities and term loan.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

Gannett Co., Inc. (NYSE: GCI) is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 84 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 700 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.

For investor inquiries, contact: Jeff Heinz Director, Investor Relations (703) 854-6917 jheinz@gannett.com	For media inquiries, contact: Robin Pence Vice President of Corporate Communications 703-854-6049 rpence@gannett.com

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